PDI Reports Fourth Quarter and Full Year Results, Outlines Strategic Growth Initiatives

Conference call begins at 4:30 p.m. Eastern time today

SADDLE RIVER, N.J. (March 14, 2007) - PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and twelve months ended December 31, 2006, and outlined strategic growth initiatives.

Continuing Operations

Results from continuing operations were:
	For the three-month period			For the year
	ended December 31, (a)			ended December 31, (a)

	2006 (a)	2005 (a)	Change	2006 (a)	2005	Change
Revenue, net	$55.8	$78.3	$(22.5)	$239.2	$305.2	$(66.0)
Gross profit	$12.8	$12.5	$0.3	$55.8	$52.4	$3.4
Operating expense	$13.8	$21.9	$(8.1)	$49.9	$71.2	$(21.3)
Operating (loss) income	$(1.0)	$(9.4)	$8.4	$5.9	$(18.8)	$24.7
Gain on sale of investments					$4.4
Interest income, net	$1.2	$1.1	$0.1	$4.7	$3.2	$1.5
Income (loss) from continuing operations	$4.8	$(11.4)	$16.2	$11.4	$(11.4)	$22.8
Diluted income (loss) per share
from continuing operations	$0.35	$(0.83)	$1.18	$0.81	$(0.80)	$1.61

	(a) Unaudited - $'s in millions except per share information.

Financial Overview - Continuing Operations

Revenue - Net revenue was lower in the fourth quarter and full year in 2006 primarily due to the scaling down, completion or termination of major contracts in the Company's Sales Services segment. New contracts in this segment somewhat tempered these declines. Overall net revenue in the Company’s Marketing Services segment was higher for the fourth quarter and full year in 2006.

Gross profit - Despite lower overall net revenue, gross profit improved for both the fourth quarter and full year in 2006. Sales Services gross profit declined only slightly compared to 2005 on significantly lower revenue primarily due to a combination of higher net incentives earned and lower program expenses associated with major contracts. Gross profit in Marketing Services increased as a result of higher revenue.

Operating expenses - Operating expenses were significantly lower for the fourth quarter and full year in 2006 compared to 2005 due in part to the Company’s ongoing expense management initiatives. In addition, 2005 full year operating expenses included $6.2 million of asset impairment write-offs and executive severance of $5.7 million. Full year operating expenses in 2006 include $0.6 million of executive severance but were lowered by $4.7 million of recoveries of previously reserved litigation claims, accounts and notes receivable.

Income (loss) from continuing operations - In addition to the impact of the previously mentioned items, 2006 fourth quarter and full year income from continuing operations benefited by approximately $4.6 million (net) from the reversal of certain tax reserves. Fourth quarter and full year income from continuing operations in 2005 was reduced by over $5.0 million due the establishment of required tax reserves.

Liquidity and cash flow - Cash and short-term investments on December 31, 2006 were $114.7 million, $17.1 million higher than on December 31, 2005. Cash flow from operating activities for the full year 2006 was $19.8 million. The Company had no commercial debt on December 31, 2006.

Commentary and 2007 Business Outlook

Michael Marquard chief executive officer of PDI noted, “Financial results in 2006 were solid, and included positive contributions from Select Access, Pharmakon and Vital Issues in Medicine. We are very pleased with the growth these areas have shown over 2005. These positive performances were overshadowed by the closure of several large contracts in our Sales Services business segment. Although positive, 2006 results are not indicative of what should be expected for 2007, beginning in the first quarter. We are entering the year with an annual revenue run rate of approximately $110 million and an operating cash burn for the year of about $10.0 million. Our job is to build the business from here. We are confident that our businesses can grow.”

Mr. Marquard went on to say, “We have begun to implement our five-year strategic plan to transform PDI into a leading provider of commercialization services to the biopharmaceutical industry as we seek to regain our CSO leadership position. We have set in motion a number of initiatives designed to strengthen and grow our current business, diversify our revenue stream, provide entrée into higher-growth and higher-margin complementary businesses, and capture revenues earlier in the drug commercialization process. We believe we have the financial resources to accomplish our plan.”

Strategic Growth Initiatives

Mr. Marquard noted the Company has identified the following strategic areas for growth:

•
Decision support services - We plan to use our expertise in market research and market analysis to support emerging pharmaceutical and biotechnology companies, as well as large pharmaceutical companies, in defining the marketplace and planning and monitoring successful product commercialization.

•	Scientific support services - We plan to expand services to help pharmaceutical companies develop the scientific communication of their products with input from thought-leading experts.

•	Marketing support services - We intend to expand our teleconferencing and web-based conferencing services to include other channels of non-personal promotional support.

•
Sales support services -We intend to build upon our dedicated sales teams and select access teams by providing flexible solutions to help pharmaceutical companies rapidly respond to regional or seasonal opportunities and test new approaches to physician contact.

We plan to grow these service offerings through internal development, partnering and acquisition. We are seeking to acquire companies that have top-line double-digit growth and that would be accretive within 12 months of acquisition, among other criteria.

“We believe that the sales force downsizing underway at large pharmaceutical companies ultimately will benefit the contract sales services industry. We have redoubled our efforts to ensure our contract sales forces deliver results driven, flawless execution, providing innovative solutions that are precisely targeted to clients’ needs. Although we continue to look for opportunities for efficiencies, we will do nothing that would compromise our ability to provide the highest quality sales force services, as our goal is to regain CSO leadership in the United States. By broadening our commercialization service offerings, we intend to build a stronger, more diversified company while strengthening customer relationships,” Mr. Marquard concluded.

Conference Call Information
PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions. The webcast of the event will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

For those without internet access, the briefing can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S. A replay will be available on the website. A telephone replay will be available from 6:30 p.m. Eastern Time on March 14, 2007 through 11:59 p.m. Eastern Time on March 16, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 1382318.

About PDI
PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing and commercialization expertise; and a philosophy of performance.

PDI operates in two areas, Sales Services and Marketing Services. Our Sales Services include our Performance Sales Teams™, which are dedicated teams for specific clients; and Select Access™, our targeted sales solution that leverages an existing infrastructure. Our Marketing Services include marketing research and consulting services through TVG in Dresher, PA., and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high-quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA. The Company's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees. For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss by our customers of intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Amended Annual Report on Form 10-K/A for the year ended December 31, 2005, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2006. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Revenue, net	$55,830	$78,339	$239,242	$305,205

Cost of services	43,051	65,879	183,398	252,803

Gross profit	12,779	12,460	55,844	52,402

Operating expenses	13,796	21,863	49,931	71,242

Operating (loss) income	(1,017)	(9,403)	5,913	(18,840)

Gain on investments	-	-	-	4,444
Interest income, net	1,243	1,057	4,738	3,190
Income (loss) from continuing operations
before income taxes	226	(8,346)	10,651	(11,206)

(Benefit) provision for income tax	(4,611)	3,077	(724)	201

Income (loss) from continuing operations	4,837	(11,423)	11,375	(11,407)

(Loss) income from discontinued operations, net of tax	(7)	(8,298)	434	(8,047)

Net income (loss)	$4,830	$(19,721)	$11,809	$(19,454)

Income (loss) per share of common stock:
Basic:
Continuing operations	$0.35	$(0.83)	$0.82	$(0.80)
Discontinued operations	(0.00)	(0.60)	0.03	(0.57)
	$0.35	$(1.43)	$0.85	$(1.37)
Assuming dilution:
Continuing operations	$0.35	$(0.83)	$0.81	$(0.80)
Discontinued operations	(0.00)	(0.60)	0.03	(0.57)
	$0.35	$(1.43)	$0.84	$(1.37)
Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,883	13,797	13,859	14,232
Assuming dilution	13,995	13,797	13,994	14,232

Selected Balance Sheet Data
(in thousands)

	December 31,
	2006	2005
	(unaudited)

Cash and short-term investments	$114,684	$97,634
Working capital	112,079	93,288
Total assets	201,636	200,159
Total liabilities	52,328	64,549
Total stockholders' equity	149,308	135,610

CONTACTS: PDI, Inc.
Jeff Smith, Chief Financial Officer
(201) 258-8451
JESmith@pdi-inc.com
www.pdi-inc.com
or
INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

SOURCE: PDI, Inc.